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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


            We consent to the incorporation by reference in this Registration Statement of Good Guys, Inc. on Form S-8 of our report dated December 5, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Good Guys, Inc. for the fiscal year ended September 30, 2000, our report dated March 16, 2001 appearing in the Annual Report on Form 11-K of the Good Guys! Deferred Pay Plan for the fiscal year ended September 30, 2000 and our report dated April 13, 2001, appearing in the Form 10-K of Good Guys, Inc. for the five-month transition period ended February 28, 2001.

Deloitte & Touche LLP

May 24, 2001

Oakland, California